UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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NYLI CBRE GLOBAL INFRASTRUCTURE MEGATRENDS TERM FUND

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NYLI CBRE Global Infrastructure Megatrends Term Fund (MEGI) Institutional Shareholder Services Presentation September 2024

Change of Independent Trustees is Not Warranted Page | 2

Change is Not Warranted The proposed change to the Fund’s trustees is not warranted. The Board maintains confidence in its ability and the investment managers’ ability to deliver attractive total returns and income over the life of the Fund. • MEGI was launched into a challenging market environment for high-yielding infrastructure assets. Despite market headwinds, MEGI has maintained an attractive level of distribution relative to its peer group. • Fund performance over its short operating history is not representative of the long-term potential of the Fund’s unique investment strategy. • The Board and Fund management are committed to continued thoughtful actions designed to enhance long-term shareholder value and improving the relationship between the Fund’s Net Asset Value (NAV) and its market price. – Progressive fund structure: MEGI’s limited-term structure is designed to benefit long-term shareowners, by providing shareholders liquidity at the end of the term at NAV and therefore eliminating the market price discount (if any). – Competitive total expenses: The Fund’s total operating expenses and management fees are competitive with peers. – Robust secondary market support: Dedicated investor relations team actively engaging with shareholders and industry analysts through ongoing outreach and quarterly shareholder calls. – Discount narrowing initiatives: • Approved an 15% increase to the Fund’s monthly distribution. • Renamed the Fund with the goal of highlighting limited-term structure designed to benefit long-term shareholders. Page | 3

Experienced Nominees The Board’s nominees have decades of experience in senior executive roles at leading asset managers and large public accounting firms, including Fidelity, Arthur Andersen and Ernst and Young. Attributes of Incumbent Trustees Deep Expertise Active Oversight Independent Governance • Significant closed-end fund, investment company, and/or business leadership experience; • Best positioned and fully embrace their duty to protect and further the long-term interest of ALL shareholders; • Strong track record of taking decisive actions to deliver performance, address the discount and enhance value for all shareholders; and • Maintain confidence in their ability and the ability of the Fund and its investment team to perform over the long term and to deliver on the Fund’s investment objective. 16+ 56+ ~100% Years of Closed-End Fund Years of Relevant Business Attendance at Experience Leadership Experience Board Meetings Page | 4

Sound Corporate Governance The Board has established various committees through which the Independent Trustees focus on matters relating to particular aspects of the Fund’s operations, such as investments, risk oversight and compliance, Fund fees and expenses and financial reporting. Independent and Active Risk Oversight Audit Committee Responsible for overseeing the Fund’s processes for accounting, auditing, financial reporting and related internal controls and compliance with applicable laws and regulations. Contracts Committee Responsible for assisting the Board in overseeing contracts to which the Fund is, or proposed to be, a party and to ensure that the interests of the Fund and its shareholders are served by the terms of these contracts. Investment Committee Responsible for assisting the Board in overseeing the portfolio management, performance and brokerage practices relating to the Fund and to consider any investment-related proposals. Nominating and Governance Responsible for assisting the Board in, among other things, seeking, evaluating and recommending qualified Committee individuals for Board membership. Risk and Compliance Oversight Responsible for assisting the Board in overseeing the policies, procedures, practices and systems relating to Committee identifying and managing various risks and compliance matters, as applicable. Page | 5

Recent Actions to Support Shareholder Interests 1. The Board has proactively taken “anti-entrenchment” actions that allow all shareholders to fully participate at shareholder meetings. • The Board removed control share provisions from the Fund’s organizational documents in 2023. • Once MEGI was made subject to the Delaware Control Share statute, the Board took the necessary actions to ensure that all shares may be voted at shareholder meetings. 2. Careful consideration of all Trustee nominations. • The NYLI Group of Funds’ Nominating & Governance Committees adopted a policy over 10 years ago not to nominate officers and employees of shareholder groups. The Nominating & Governance Committee of MEGI adopted this same policy at the time the Fund was launched. • The policy is grounded in the belief that trustees should represent the best interests of the fund and its shareholders as a whole — not the interests of any individual group of shareholders. • The Committee noted that, in response to questions submitted by the Committee, Mr. Kazarian indicated that he already sits on four closed-end fund boards and has agreed to serve as a nominee for an additional 25 closed-end fund boards — in addition to MEGI. – The Committee further noted that, when afforded an opportunity to provide “any additional information the Committee should consider in relation to his nomination,” Mr. Kazarian replied, “Not applicable.” • After considering the information received, the Committee determined to nominate Mr. Latshaw and Ms. Hammond — and not Mr. Kazarian. Page | 6

ISS Five Factor Approach Page | 7

Five Factor Framework

Distributions

MEGI has delivered consistent and attractive distributions since its inception in October of 2021

- The Fund offers distribution rates higher than its peers, increasing the monthly distribution by 15% over the last 24 months. Peer funds have experienced a modest 0.3% increase in distributions over the same period.
- On July 26, 2023, the Fund announced a 15% increase to monthly distributions, effective August 31, 2023, with the goal of increasing demand for shares in the secondary market and narrowing the Fund's discount to NAV.
  - The Board monitors the Fund's distributions on a quarterly basis.

NAV Distribution Rate

MEGI	Peer Average
9.6%	8.1%

Market Price Distribution Rate

MEGI	Peer Average
10.8%	8.8%

2-Year Distribution Change

MEGI	Peer Average
15%	0.3%

As of 8/31/2024



NYLI CBRE Global Infrastructure Megatrends Term Fund
Monthly Distribution Per Share
Distribution Amount
$0.130
$0.125
$0.120
$0.115
$0.110
$0.105
$0.100
$0.095
15% increase in monthly distribution rate in August 2023.
Jan-22 Feb-22 Mar-22 Apr-22 May-22 Jun-22 Jul-22 Aug-22 Sep-22 Oct-22 Nov-22 Dec-22 Jan-23 Feb-23 Mar-23 Apr-23 May-23 Jun-23 Jul-23 Aug-23 Sep-23 Oct-23 Nov-23 Dec-23 Jan-24 Feb-24 Mar-24 Apr-24 May-24 Jun-24 Jul-24 Aug-24

Source: Morningstar Direct, as of 8/31/2024. Please see the Appendix for a list of peer funds.

New York Life Investments

Page | 8

CBRE Investment Management

Five Factor Framework Shareholder Performance MEGI’s unique thematic approach faced challenging market conditions shortly after its launch in October of 2021. The Fund’s short-term operating history is not reflective of its full total return potential. • Despite market headwinds, the strong underlying fundamentals of the Fund’s portfolio holdings supported the ability of the Fund to increase its monthly distribution rate. • The Fund’s relatively attractive distribution rate has supported above average demand for shares which has resulted in a narrowing of the Fund’s discount to NAV and market price outperformance. Total Return on Market Price Total Return on Net Asset Value 25% MEGI Peer Group Average 25% MEGI Peer Group Average 21.6% 20.2% 19.6% 19.5% 20% 20% 17.8% 17.5% 15.8% 15% 15% 13.4% 10.1% 9.8% 10% 10% 6.8% 7.0% 4.8% 4.8% 5.7% 4.4% 4.7% 5% 3.9% 5% 3.9% 1.7% 0% 0% 1 Month 3 Month 6 Month 1 Year 2 Year 1 Month 3 Month 6 Month 1 Year 2 Year Source: Morningstar Direct, as of 8/31/2024. Please see the Appendix for a list of peer funds. Page | 9

Five Factor Framework NAV Premium and Discount The increase of the Fund’s distribution rate, the ongoing commitment to secondary market support, and improving market conditions have all played a role in the narrowing the Fund’s discount to NAV. • The unprecedented interest rate tightening cycle that commenced shortly after the MEGI’s launch resulted in significant market volatility and the expansion of NAV discounts within the peer group. • Given the MEGI’s short operating history, support for its market price was not as strong as it was for some of its more established peers. • MEGI’s discount has narrowed 7.7% from its low on December 28, 2022, and is trading in-line with the peer group average. Premium / Discount History Relative to Peers MEGI Peer Group Average 0% NAV (5%) to Discount Price (10%) Market Fund (15%) 15% increase in the Fund’s distribution rate (20%)—22 22—22—22 — 22—22—22 22—22—22—22 — 22 23 — 23—23 23 — 23—23—23 23 — 23 23 — 23—23—24—24 24 — 24—24—24—24 24 -Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec Jan Feb Mar Apr May Jun Jul Aug Sep Oct Nov Dec Jan Feb Mar Apr May Jun Jul Aug Source: Morningstar Direct, as of 8/31/2024. Please see the Appendix for a list of peer funds. Page | 10

Settlement Agreement & Tender Offer Analysis

ClearBridge MLP & Midstream Fund Inc. (CEM) Premium / Discount to NAV

Saba's activism and the subsequent tender offer did not have a sustained positive impact on the Fund's discount to NAV

- Saba Capital first disclosed their position in CEM on 6/30/2023, at which time CEM was trading at a discount to NAV of -17.18%.
  - By January 2023, Saba had accumulated over 1 million shares of CEM (~7.7% of shares outstanding); Saba's position in CEM reached its peak of nearly 2.2 million shares (~16.5% of shares outstanding) in December 2023.
- CEM announced that the Fund had entered into a Settlement Agreement with Saba Capital on 12/26/2023.
  - Under the Settlement Agreement, CEM agreed to conduct a tender offer for up to 50% of outstanding shares at a price equal to 100% of NAV.
  - The Fund's discount to NAV on tightened from -13.08% to -8.02% upon the announcement.
- The Fund conducted the tender offer from 5/21/2024 through 6/20/2024 – approximately 44% of the Fund's shares outstanding were tendered, including the entirety of Saba's position.
  - CEM's discount to NAV was -9.25% at the expiration of the tender offer, and it subsequently widened to -14.95% as of 8/28/2024.

Key Event Timeline:

- **6/30/2022:** Saba files 13F indicating position of 179,901 shares
- **1/23/2023:** Saba's position in CEM passes one million shares
- **11/7/2023:** Saba's position in CEM passes two million shares
- **12/16/2023:** CEM announces Settlement Agreement with Saba Capital
- **5/21/2024:** Tender offer for up to 50% of outstanding shares commences
- **6/20/2024:** Tender Offer expires; approximately 44% of the Fund's shares were accepted for tender



Saba Capital's Position (right-axis)
CEM Discount to NAV (left-axis)
Premium / (Discount) to NAV
# of Shares
0%
(5%)
(10%)
(15%)
(20%)
4,000,000
3,000,000
2,000,000
1,000,000
0
Settlement Agreement Announced
Tender Offer Start
Tender Offer Expiration
Proposed Merger & Update for Tender Offer Announced
Aug-23
Sep-23
Oct-23
Nov-23
Dec-23
Jan-24
Feb-24
Mar-24
Apr-24
May-24
Jun-24
Jul-24
Aug-24

Source: Morningstar Direct & SEC filings, as of 8/27/2024.

New York Life Investments
Page | 11
CBRE Investment Management

Five Factor Framework Total Expenses The Fund’s Board and Management have taken steps to keep expenses low. • The Fund’s management fee and total net expenses are in-line with the peer group on a net basis. • The Fund’s net expenses are lower than its peers when excluding interest expenses associated with portfolio leverage. Total Net Expense Ratio Fee and Expense Comparison Management Fee Total Net Expense Ratio (Excluding Interest Expense) NYLI CBRE Infrastructure Megatrends Term Fund 1.00% 3.73% 1.46% Peer Average Leveraged Funds 0.86% 3.47% 1.51% Difference +0.14% +0.26% (0.05%) Source: Morningstar Direct, as of 8/31/2024. Please see the Appendix for a list of peer funds. Page | 12

Five Factor Framework Corporate Governance MEGI’s Independent Trustees serve the best interests of all shareholders through sound corporate governance and initiatives designed to enhance the long-term value. Qualified and Experienced Impactful Managed Distribution Progressive Limited-Term Structure Independent Trustees Plan • Highly engaged professionals with a history of • The Fund’s managed distribution plan is • MEGI’s 12-year limited term structure is thoughtful governance. designed to maintain attractive and designed to benefit long-term shareholders. • Significant industry experience and closed- sustainable regular distributions. • At the end of the Fund’s term, shareholders end fund expertise. • Approved a 15% increase to the MEGI regular offered liquidity at NAV, effectively eliminating • Demonstrated alignment with shareholders distribution within the past year, a greater a market price discount that may be present. and support of initiatives to address the NAV increase than the peer group average. discount. Competitive Total Expenses Robust Secondary Market Support Program • Competitive total operating expenses • A dedicated investor relations team compared to the peer group help maximize proactively engages with shareholders and shareholder value. industry analysts to increase Fund’s • MEGI’s management fee and total operating awareness and demand for shares. expenses are in-line with its overall peer • Quarterly shareholder calls, Closed-end group average and below peers also utilizing a Association membership, ongoing leverage. engagement with closed-end fund analysts. Page | 13

Appendix

Directors Responsibility The Responsibilities of Fund Directors are Different from Operating Company Directors. • Because a fund has no employees of its own, the Board of Directors of a mutual fund relies on the fund’s manager and other service providers to run the fund’s day to day operations. • A fund Board accordingly focuses on the performance of the fund’s manager and other service providers under their respective contracts with the fund, and monitors conflicts of interest. • Importantly, a fund board does not serve the same function as the board or officers of the fund’s manager. For example, a fund board has no authority to change the officers or personnel or otherwise direct the operations of the fund’s manager. • The U.S. Supreme Court has recognized this unique role of fund boards, noting a fund board serves as “an independent watchdog” that furnishes “an independent check” on fund management.

Fund Governance MEGI’s trustees oversee all of the mutual funds and closed-end funds managed by New York Life Investments. • This oversight structure is dominant in the fund industry, as the funds in the complex are served by common service providers and personnel. • The Independent Directors Counsel has noted many benefits of this structure, noting that “the practice of having a single board oversee all of the funds within a complex … enhances the board’s knowledge and expertise, as well as its authority and influence.” • The trustees consider the number of funds they oversee as part of their annual self-assessment, consistent with SEC rules. MEGI’s trustees have significant investments in the funds they oversee, including MEGI. • Each of MEGI’s independent trustees is significantly invested in the NYLI Group of Funds, with each independent trustee committing to investing in excess of $100,000 across the fund family. • Two of the trustees currently have investments in MEGI.

Board of Trustees Biographies Class I Trustees Independent Trustees Susan B. Kerley has served as a Trustee or Director of one or more of the registrants of the New York Life Investments Group of Funds or a predecessor since 1990, including serving as the Chair of the Board since 2017 and as the Chair of the Contracts Committee of each registrant from 2013 until 2016. Ms. Kerley serves as an Audit Committee Financial Expert for the New York Life Investments Group of Funds. She had previously served as Chair of the Board of each registrant through 2012. Ms. Kerley also has served as a trustee of another large mutual fund complex since 1991. She has been President of Strategic Management Advisors LLC, an investment consulting firm, since 1990. Ms. Kerley has over 25 years of experience in the investment management industry. She was, until September 2014, a member of the Board of Governors and the Executive Committee of the Investment Company Institute, the national association of U.S. investment companies (“ICI”), and the Chair of the Governing Council of the Independent Directors Council (“IDC”). She served as the Chair of the IDC Task Force on Derivatives in 2008. Jacques P. Perold has served as a Trustee since 2016 and as an Advisory Board Member of the New York Life Investments Group of Funds from June 2015 to December 2015. Mr. Perold has served as the Chair of the Contracts Committee since January 2018. Mr. Perold spent the majority of his career at Fidelity Investments and Geode Capital Management, from 1986 until 2014. Mr. Perold was president of Fidelity Management and Research Co., the investment advisor for Fidelity’s family of mutual funds, a position he held from 2009 until his retirement from Fidelity in 2014. He was, until May of 2014, a member of the Board of Governors and the Executive Committee of the ICI. Mr. Perold has more than 25 years of experience as a senior executive and investment manager of equity and alternative investments for institutional and mutual fund portfolios, with roles in trading, research and portfolio management. Mr. Perold has served as a member of the Board of Directors of MSCI Inc. since 2017 and of the Allstate Corporation since December 2015. He also served as a member of Boston University’s Investment Committee from 2008 to 2019 and was a Trustee of the University until 2019. Since 2019, Mr. Perold has served as a Trustee at Partners in Health. In addition, Mr. Perold previously served as the Chief Executive Officer of CapShift Advisors LLC, a SEC-registered investment adviser, and has served as Chair of the Board since 2022.

Board of Trustees Biographies Class II Trustees Independent Trustees Alan R. Latshaw has served as a Trustee or Director of one or more registrants in the New York Life Investments Group of Funds or a predecessor since 2007. Mr. Latshaw serves as an Audit Committee Financial Expert for the New York Life Investments Group of Funds. Prior to becoming a Trustee of The New York Life Investments Funds, Mr. Latshaw served as a consultant to the Audit and Compliance Committee of its Board of Trustees from 2004 through 2006. Mr. Latshaw also served as a trustee of another mutual fund complex from 2005 to 2021. Mr. Latshaw has over 20 years of accounting experience, and has spent the majority of his career focusing on accounting and audit issues related to mutual funds. Mr. Latshaw was a member of the Investment Companies Committee (“ICC”) of the American Institute of Certified Public Accountants, and served as its chairman from 1997-2001. As part of his chairmanship of the ICC, Mr. Latshaw assisted with the development of accounting standards and practices applicable to mutual funds, many of which were the predecessors to generally accepted accounting principles codified by the Financial Accounting Standards Board (“FASB”) in 2009. Karen Hammond has served as a Trustee since December 2021 and as an Advisory Board Member of the New York Life Investments Group of Funds from June 2021 to December 2021. Ms. Hammond has served as the Chair of the Risk and Compliance Oversight Committee since December 2021. Ms. Hammond serves as an Audit Committee Financial Expert for the New York Life Investments Group of Funds. Ms. Hammond has over 30 years of experience in the investment management industry, spending the majority of her career with Fidelity Investments from 1993 to 2013. Ms. Hammond served as Senior Vice President of Investment Services for Fidelity Management & Research Company from 2005 to 2007 and, most recently, was Managing Director of a private equity group within Fidelity from 2007 until 2013. Ms. Hammond also served as a director of real estate investment trusts beginning in 2014. Since 2017, Ms. Hammond has also been a member of the Rhode Island State Investment Committee. Ms. Hammond has been a CFA Charterholder since 1987 and also serves as a director for Two Harbors Investment Corp and Blue Cross Blue Shield of Rhode Island.

Board of Trustees Biographies Class III Trustees Independent Trustees David H. Chow has served as a Trustee since 2016 and as an Advisory Board Member of the New York Life Investments Group of Funds from June 2015 to December 2015. Mr. Chow has served as the Chair of the Investment Committee since January 2022. Mr. Chow served as the Chair of the Risk and Compliance Oversight Committee from 2017 to 2021. He is founder and CEO of DanCourt Management, LLC, a Registered Investment Advisor since 2012 and a strategy consultancy since 1999. Mr. Chow has over 35 years of experience in the investment management industry including 15 years as general partner of institutional private equity funds. He has served as a trustee of the VanEck Vectors ETF Trust since 2006 and as Independent Chairman from 2008 to 2022. Since 2009, he has been a trustee of Berea College, serves on the Executive Committee and is the Chairman of the Investment Committee. From 2008 to 2015, he served as a board member and Chairman of the Audit Committee of Forward Management, LLC, an investment management firm specializing in alternative strategies. Mr. Chow served on the Governing Council of the IDC from 2012 to 2020. He has been a CFA Charterholder since 1989, is a former President, and served on the board, of the CFA Society of Stamford from 2009 to 2017. Richard S. Trutanic has served as a Trustee or Director of one or more of the registrants of the New York Life Investments Group of Funds or a predecessor since 1994, including serving as the Chair of the Nominating and Governance Committee since 2017, and previously serving as the Chair of the Alternative and Closed-End Funds Oversight Committee and as the Chair of the Brokerage and Expense Committee of The New York Life Investments Funds. Currently, Mr. Trutanic is the Chairman and Chief Executive Officer of Somerset & Company, a private investment and advisory firm focused primarily on private equity and alternative investments for institutional clients and high net worth families. He has extensive investment management experience with several institutional investment firms, including the management of public and private equity investments, with a particular focus on international and alternative investments. Interested Trustee Naïm Abou-Jaoudé has served as a Trustee since 2023. Previously, Abou-Jaoudé was the Chief Executive Officer of Candriam (an affiliate of New York Life Investment Management LLC) from 2007 to 2023. Mr. Abou-Jaoudé has also served as Chair of New York Life Investment Management International since 2015. Mr. Abou-Jaoudé has over 30 years of experience in the investment management business.

NYLI CBRE Global Infrastructure Megatrends Term Fund Peer Group Fund Name Ticker NYLI CBRE Global Infrastructure Megatrends Term Fund MEGI Aberdeen Global Infrastructure Income Fund ASGI BlackRock Utilities, Infrastructure & Power Opportunities Trust BUI Cohen & Steers Infrastructure Fund UTF Duff & Phelps Global Utility Income DPG Ecofin Sustainable and Social Impact Term Fund TEAF Macquarie/First Trust Global Infrastructure/Utilities Dividend & Income MFD Reaves Utility Income UTG